Exhibit 16.0

                             Alchemy Holdings, Inc.
                             3025 N.E., 188th Street
                             Aventura, Florida 33180


                                                                  April 19, 1999


Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

     On December 4, 1998, Jere J. Lane, CPA, the Company's principal independent auditor for the two previous fiscal years ended September 30, 1997 and 1996, resigned as auditor in order to provide certain accounting and consulting services to the Company. The Company's Board of Directors approved Mr. Lane's resignation.

     The report of Jere J. Lane, CPA on the Company's financial statements for the fiscal years ending September 30, 1997 and 1996 did not contain an adverse opinion or disclaimer and was not qualified as to audit scope or accounting principles, but was modified due to uncertainty regarding the Company's ability to continue as a going concern.

     During the two most recent fiscal years and for the interim period through Mr. Lane's resignation, there were no disagreements, whether or not resolved, with such principal accountant on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the former accountant's satisfaction, would have caused him to make reference to the subject matter thereof in connection with his report.


                                                ALCHEMY HOLDINGS, INC.


                                                By: /s/ Craig Barrie
                                                         Name: Craig Barrie
                                                         Title: President